Exhibit 99.1

GAIN Capital Reports Results for the Second Quarter

– Sequential Revenue Growth of 38% –

– Adjusted Net Income of $11.2 Million, Compared to $2.5 Million in Q1 2011 –

– Adjusted EPS of $0.29 –

BEDMINSTER, N.J., July 28, 2011 – GAIN Capital Holdings, Inc. (NYSE: GCAP), a leading global provider of online trading services, today announced its results for the second quarter ended June 30, 2011.

“We are pleased to report solid financial and operating results for the second quarter. Improved revenue capture enabled us to increase net revenue by 38% sequentially, and our second quarter adjusted net income margin of 20% demonstrates the significant operating leverage inherent in GAIN’s business model,” commented Glenn Stevens, Chief Executive Officer.

“We remain confident in our plan for the second half of the year. GAIN operates in an industry with an average daily turnover of $4 trillion whose fundamentals remain strong, and we will continue to build upon our leadership position. To do this, we are actively investing in geographic expansion, with a focus on increasing our presence in the high-growth EMEA and Asian markets. The new release of our retail platform, FOREXTrader PRO, provides customers with automated trading capabilities, while our growing mobile offering includes solutions for Android and iPhone devices, with our iPad application due for release in the third quarter. At the same time, we are continuously evolving our institutional product offerings, and recently launched new products and features on GAIN GTX. We also have a strong pipeline of complementary M&A opportunities and strategic alliances under review,” Mr. Stevens concluded.

Financial Highlights

•	Net revenue up 2% to $55.6 million, compared to $54.7 million in Q2 2010; up 38% compared to Q1 2011

•

Adjusted net income* and net income of $11.2 million and $10.0 million, respectively, compared to $2.5 million and $1.4 million in Q1 2011. Year-over-year comparisons to $13.0 million and $13.8 million, respectively, in Q2 2010 reflected increased investment in institutional business, indirect sales channel and new geographies in Q2 2011

•	Adjusted diluted EPS* of $0.29 compared to $0.06 in Q1 2011 and $0.35 in Q2 2010

•	Diluted EPS of $0.26 compared to $0.04 in Q1 2011 and $0.37 in Q2 2010

Operating Highlights

•	Traded retail accounts of 36,868 in Q2 2011, up 8% compared to Q2 2010

•	Funded retail accounts of 78,395 at June 30, 2011, up 20% compared to June 30, 2010

•	Client assets of $293.1 million at June 30, 2011, up 32% compared to June 30, 2010

(*See below for reconciliation of non-GAAP financial measures)

Conference Call:

GAIN Capital will host a conference call today at 5:00 p.m. ET. Those wishing to listen to the call should dial 1.866.700.6067 in the United States or +1.617.213.8834 from elsewhere, and enter the passcode 87114523# at least 10 minutes prior to the start of the call. A live audio webcast of the call, as well as PDF copies of this release and an accompanying presentation, will also be available on the Investor Relations section of the GAIN Capital website.

The audio replay will be available for one week after the call by dialing 1.888.286.8010 in the United States or +1.617.801.6888 from elsewhere, and entering passcode 64029435#. The replay will be available starting approximately two hours after the completion of the conference call.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

A pioneer in online forex trading, GAIN Capital operates FOREX.com®, one of the largest and best-known brands in the retail forex industry. GAIN’s other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore and Seoul.

For company information, visit www.gaincapital.com.

# # #

Condensed Consolidated Statements of Operations

In millions, except share and per share data

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue
Trading revenue	$54.1	$54.5	$93.9	$96.5
Other revenue	1.6	0.7	2.6	1.2

Total non-interest revenue	$55.7	$55.2	$96.5	$97.7

Interest revenue	0.2	0.1	0.3	0.2
Interest expense	(0.3)	(0.6)	(0.8)	(1.2)

Total net interest expense	(0.1)	(0.5)	(0.5)	(1.0)

Net Revenue	$55.6	$54.7	$96.0	$96.7

Expenses
Compensation and benefits	12.2	11.4	23.3	22.6
Selling and marketing	9.0	8.8	19.2	18.5
Trading expenses and commissions	8.4	7.1	15.6	12.3
Bank fees	1.1	1.1	2.1	2.2
Depreciation and amortization	1.0	0.9	1.9	1.6
Purchase intangible amortization	1.9	—	3.6	—
Communication and data processing	0.8	0.7	1.4	1.5
Occupancy and equipment	1.1	1.0	2.3	1.9
Bad debt provision	0.1	0.1	0.6	0.4
Professional fees	1.1	0.2	2.2	1.0
Product development, software and maintenance	1.1	0.9	2.0	1.2
Change in fair value of convertible, redeemable preferred stock embedded derivative(1)	—	(0.8)	—	(60.3)
Other	1.8	2.1	3.5	2.9

Total	$39.6	$33.5	$77.7	$5.8

Income before income tax expense and equity in earnings of equity method investment	16.0	21.2	18.3	90.9
Income tax expense	6.0	7.4	6.9	11.5

Net income	$10.0	$13.8	$11.4	$79.4

Net loss applicable to non-controlling interest	—	—	—	(0.4)

Net income applicable to GAIN Capital Holdings, Inc.	$10.0	$13.8	$11.4	$79.8

Earnings per share(2):
Basic	$0.29	$4.62	$0.33	$26.79

Diluted	$0.26	$0.37	$0.29	$2.17

Weighted averages shares outanding(2):
Basic	34,544,643	2,985,136	34,156,494	2,977,209

Diluted	39,086,435	36,945,784	38,978,908	36,704,088

(1) For periods prior to the closing of our initial public offering in December 2010, in accordance with FASB ASC 815, Derivatives and Hedging, we accounted for an embedded derivative liability attributable to the redemption feature of our previously outstanding preferred stock. This redemption feature and the associated embedded derivative liability was no longer required to be recognized following the conversion of all of our preferred stock into common stock in connection with our IPO.

(2) In connection with the completion of our IPO, our board of directors approved a 2.29-for-1 stock split of our common stock to be effective immediately prior to the completion of the IPO. The 2.29-for-1 stock split, after giving effect to the receipt by us of 407,692 shares of common stock from all of our pre-IPO common stockholders (on a pro-rata basis) in satisfaction of previously outstanding obligations owed by such stockholders to us, resulted in an effective stock split of 2.26-for-1. Accordingly, all references to share and per share data have been retroactively restated for the three months and six months ended June 30, 2010 to reflect the effective 2.26-for-1 stock split.

Condensed Consolidated Balance Sheet

In millions

(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$346.1	$284.2
Short term investments	0.1	0.1
Trading securities	—	20.1
Receivables from brokers	100.5	98.1
Property and equipment, net of accumulated depreciation	7.3	7.3
Prepaid assets	10.5	9.9
Goodwill	3.1	3.1
Intangible assets, net	15.2	9.1
Other assets	8.2	11.2

Total assets	$491.0	$443.1

Liabilities and shareholders’ equity
Payables to brokers, dealers, FCM’S and other regulated entities	$10.7	$6.1
Payable to customers	282.5	250.6
Accrued compensation & benefits payable	2.4	5.1
Accrued expenses and other liabilities	15.7	10.5
Income tax payable	0.5	2.5
Notes payable	13.1	18.4

Total liabilities	$324.9	$293.2

Shareholders’ equity	166.1	149.9

Total liabilities and shareholders’ equity	$491.0	$443.1

(*) Reconciliation of Net Income to Adjusted Net Income:

GAIN Capital’s previously outstanding Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D, and Series E contained a redemption feature which allowed the holders of our preferred stock at any time on or after March 31, 2011 to require us to repurchase such securities. We had determined that this redemption feature effectively provided such holders with an embedded option derivative meeting the definition of an “embedded derivative” pursuant to FASB ASC 815, Derivatives and Hedging. Consequently, the embedded derivative was required to be bifurcated and accounted for separately. This redemption feature and related accounting treatment was no longer required to be recognized following conversion of all of our outstanding preferred stock into common stock in connection with our IPO. Historically, in accordance with FASB ASC 815, we adjusted the carrying value of the embedded derivative to the fair value of our Company at each reporting date, based upon the Black-Scholes options pricing model, and reported the preferred stock embedded derivative liability on the Condensed Consolidated Balance Sheet, with changes in fair value recorded in our Condensed Consolidated Statements of Operations. Historically, this impacted our net income, but did not affect our cash flow generation or operating performance. The embedded derivative caused our earnings to fluctuate, but in our view was not indicative of our historical or expected future operating performance.

Adjusted net income is a non-GAAP financial measure and represents our net income/(loss) excluding (i) the change in fair value of the embedded derivative in our preferred stock, for periods prior to 2011, and (ii) the after-tax impact of amortization of purchased intangibles. As noted above, the embedded derivative in our preferred stock was extinguished at the time of our IPO. Accordingly, beginning in 2011, we no longer include an adjustment for changes in fair value of the embedded derivative and adjusted net income represents our net income excluding only the after-tax impact of amortization of purchased intangibles. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies.

Reconciliation of GAAP Net Income to Adjusted Net Income

In millions, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income applicable to GAIN Capital Holdings, Inc.	$10.0	$13.8	$11.4	$79.8
Change in fair value of convertible, redeemable preferred stock embedded derivative	—	(0.8)	—	(60.3)
Add back of purchased intangible amortization (net of tax)	1.2	—	2.3	—

Adjusted Net Income	$11.2	$13.0	$13.7	$19.5

Adjusted Earnings per Share(1)
Basic	$0.33	$4.35	$0.40	$6.54

Diluted	$0.29	$0.35	$0.35	$0.53

(1) In connection with the completion of our IPO, our board of directors approved a 2.29-for-1 stock split of our common stock to be effective immediately prior to the completion of the IPO. The 2.29-for-1 stock split, after giving effect to the receipt by us of 407,692 shares of common stock from all of our pre-IPO common stockholders (on a pro-rata basis) in satisfaction of previously outstanding obligations owed by such stockholders to us, resulted in an effective stock split of 2.26-for-1. Accordingly, all references to share and per share data have been retroactively restated for the three months and six months ended June 30, 2010 to reflect the effective 2.26-for-1 stock split.

Key Operating Metrics

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011		2010	2011		2010
Total trading volume ($ in billions)	$454.6		$423.5	$967.1		$739.0
Traded retail accounts (period)	36,868		34,174	47,395		42,992
Traded retail accounts (last 12 months)	65,463		58,648	65,463		58,648
Funded retail accounts	78,395		65,294	78,395		65,294
New retail accounts	8,004	(1)	10,116	16,914	(1)	20,620
Client assets ($ in millions)	$293.1		$222.2	$293.1		$222.2

(1) Does not include the impact of the dbFX acquisition.

Forward Looking Statement:

In addition to historical information, this earnings release contains “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on form 10-K, filed with the Securities and Exchange Commission on March 30, 2011, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Contacts:

Investor Relations

MBS Value Partners
Noah Schwartz / Lynn Morgen
gain@mbsvalue.com
+1 212 750 5800

Public Relations

Feintuch Communications
Christa Conte / Savannah Tikotsky
gain@feintuchpr.com
+1 212 808 4902